Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2019 Fourth-Quarter And Full-Year Financial Results

Cambridge, Mass., February 13, 2020 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2019 fourth-quarter and full-year financial results.

Fourth-Quarter Financial Performance

Total revenues were $124.3 million for the fourth quarter of 2019, compared with $98.6 million for the fourth quarter of 2018. Research revenues increased 28%, and advisory services and events revenues increased 23%, compared with the fourth quarter of 2018. Pro forma revenues, which exclude the fair value adjustment to deferred revenue from the acquisition of SiriusDecisions, were $125.1 million for the fourth quarter of 2019, with $80.1 million from research services and $45.0 million from advisory services and events.

On a GAAP basis, net income was $4.9 million, or $0.26 per diluted share, for the fourth quarter of 2019, compared with net income of $5.4 million, or $0.29 per diluted share, for the same period in 2018.

On a pro forma basis, net income was $10.7 million, or $0.57 per diluted share, for the fourth quarter of 2019, which reflects a pro forma effective tax rate of 31%. Pro forma net income excludes stock-based compensation of $3.1 million, amortization of acquisition-related intangible assets of $5.7 million, acquisition-related deferred revenue fair value adjustment of $0.8 million, acquisition and integration costs of $1.1 million, and net investment gains of $0.1 million. This compares with pro forma net income of $9.6 million, or $0.52 per diluted share, for the same period in 2018, which reflects a pro forma tax rate of 31%. Pro forma net income for the fourth quarter of 2018 excludes stock-based compensation of $2.1 million, amortization of acquisition-related intangible assets of $0.4 million, acquisition and integration costs of $2.5 million, and net investment gains of $0.5 million.

“Forrester was at the upper end of revenue guidance and exceeded EPS guidance for the quarter and the full year,” said George F. Colony, Forrester’s chairman and chief executive officer. “This marks two consecutive years of double-digit EPS growth while we were integrating three acquisitions. We expect to grow EPS at double digits again in 2020. Now a full year into the acquisition of SiriusDecisions, we are set up well to deliver on our combined strategy in 2020 and beyond.”

Year Ended December 31, 2019, Financial Performance

Total revenues were $461.7 million, compared with $357.6 million for the same period in 2018. Research revenues increased 31%, and advisory services and events revenues increased 26%, compared with 2018. Pro forma revenues, which exclude the fair value adjustment to deferred revenue from the acquisition of SiriusDecisions, were $473.0 million, with $307.4 million from research services and $165.6 million from advisory services and events.

On a GAAP basis, net loss was $9.6 million, or $0.52 per diluted share, for 2019, compared with net income of $15.4 million, or $0.84 per diluted share, for 2018.

On a pro forma basis, net income was $31.0 million, or $1.65 per diluted share, for 2019, which reflects a pro forma effective tax rate of 31%. Pro forma net income excludes stock-based compensation of $11.7 million, amortization of acquisition-related intangible assets of $22.6 million, acquisition-related deferred revenue fair value adjustment of $11.3 million, and acquisition and integration costs of $8.9 million. This compares with pro forma net income of $25.1 million, or $1.36 per diluted share, for 2018, which reflects a pro forma tax rate of 31%. Pro forma net income for 2018 excludes stock-based compensation of $8.3 million, amortization of acquisition-related intangible assets of $1.2 million, acquisition and integration costs of $3.8 million, and net investment gains of $0.4 million.

A reconciliation of GAAP results to pro forma results may be found in the attached financial tables.

2020 Guidance

Forrester is providing first-quarter 2020 financial guidance as follows:

First-Quarter 2020 (GAAP):

•	Total revenues of approximately $107.8 million to $111.8 million.

•	Operating margin of approximately (4.0)% to (2.0)%.

•	Interest expense of approximately $1.6 million.

•	An effective tax rate of 35%.

•	Loss per share of approximately $0.13 to $0.19.

First-Quarter 2020 (Pro Forma):

Pro forma financial guidance for the first quarter of 2020 excludes the reduction in revenue from the fair value adjustment of pre-acquisition deferred revenue of approximately $0.2 million, stock-based compensation expense of $2.7 million to $2.9 million, amortization of acquisition-related intangible assets of approximately $4.7 million, integration costs of $0.9 million to $1.2 million, and any investment gains or losses.

•	Pro forma revenue of approximately $108.0 million to $112.0 million.

•	Pro forma operating margin of approximately 4.0% to 6.0%.

•	Pro forma effective tax rate of 31%.

•	Pro forma diluted earnings per share of approximately $0.12 to $0.18.

Our full-year 2020 guidance is as follows:

Full-Year 2020 (GAAP):

•	Total revenues of approximately $494.6 million to $506.6 million.

•	Operating margin of approximately 4.5% to 5.5%.

•	Interest expense of approximately $6.0 million.

•	An effective tax rate of 35%.

•	Diluted earnings per share of approximately $0.62 to $0.74.

Full-Year 2020 (Pro Forma):

Pro forma financial guidance for full-year 2020 excludes the reduction in revenue from the fair value adjustment of pre-acquisition deferred revenue of approximately $0.4 million, stock-based compensation expense of $10.5 million to $11.5 million, amortization of acquisition-related intangible assets of approximately $19.0 million, integration costs of $1.8 million to $2.2 million, and any investment gains or losses.

•	Pro forma revenue of approximately $495.0 million to $507.0 million.

•	Pro forma operating margin of approximately 11.0% to 12.0%.

•	Pro forma effective tax rate of 31%.

•	Pro forma diluted earnings per share of approximately $1.82 to $1.94.

About Forrester Research

Forrester is one of the most influential research and advisory firms in the world. We work with business and technology leaders to drive customer-obsessed vision, strategy, and execution that accelerate growth. Forrester’s unique insights are grounded in annual surveys of more than 690,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, data and analytics, custom consulting, exclusive peer groups, certifications, and events, we are revolutionizing how businesses grow in the age of the customer. Learn more at www.forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the first quarter of and full-year 2020, statements about the success of operational improvements, and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, Forrester’s ability to successfully integrate businesses that it acquires, the impact of Forrester’s outstanding debt obligations, the possibility of network disruptions and security breaches, and possible variations in Forrester’s quarterly operating results. Financial guidance regarding shares outstanding and per-share amounts is based on certain assumptions that are subject to change. While currently suspended, dividend declarations are at the discretion of Forrester’s board of directors. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617-613-6000

mdoyle@forrester.com

Shweta Agarwal

Public Relations

Forrester Research, Inc.

+1 617-613-6805

sagarwal@forrester.com

© 2020, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Revenues:
Research services	$79,299	$62,067	$298,735	$228,399
Advisory services and events	44,970	36,516	162,962	129,176

Total revenues	124,269	98,583	461,697	357,575
Operating expenses:
Cost of services and fulfillment	50,116	38,965	196,726	146,502
Selling and marketing	45,210	35,053	172,865	131,824
General and administrative	13,098	11,049	53,042	43,920
Depreciation	2,262	1,899	8,572	7,955
Amortization of intangible assets	5,656	392	22,619	1,162
Acquisition and integration costs	1,100	2,481	8,948	3,787

Total operating expenses	117,442	89,839	462,772	335,150
Income (loss) from operations	6,827	8,744	(1,075)	22,425
Interest expense	(1,713)	—	(8,054)	—
Other income (expense), net	(286)	202	(515)	674
Gains on investments, net	106	488	45	426

Income (loss) before income taxes	4,934	9,434	(9,599)	23,525
Income tax expense (benefit)	44	4,059	(29)	8,145

Net income (loss)	$4,890	$5,375	$(9,570)	$15,380

Basic income (loss) per common share	$0.26	$0.29	$(0.52)	$0.85

Diluted income (loss) per common share	$0.26	$0.29	$(0.52)	$0.84

Basic weighted average common shares outstanding	18,624	18,274	18,492	18,091

Diluted weighted average common shares outstanding	18,720	18,459	18,492	18,380

Pro forma data (1):
GAAP total revenues	$124,269	$98,583	$461,697	$357,575
Deferred revenue fair value adjustment	790	—	11,257	—

Pro forma revenues	$125,059	$98,583	$472,954	$357,575

Income (loss) from operations	$6,827	$8,744	$(1,075)	$22,425
Amortization of intangible assets	5,656	392	22,619	1,162
Deferred revenue fair value adjustment	790	—	11,257	—
Acquisition and integration costs	1,100	2,481	8,948	3,787
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,815	1,201	6,627	4,329
Selling and marketing	402	313	1,768	1,065
General and administrative	862	595	3,289	2,906

Pro forma income from operations	17,452	13,726	53,433	35,674
Interest expense	(1,713)	—	(8,054)	—
Other income (expense), net	(286)	202	(515)	674

Pro forma income before income taxes	15,453	13,928	44,864	36,348
Income taxes under GAAP	44	4,059	(29)	8,145
Tax effects of pro forma items (2)	4,166	601	15,062	3,024
Adjustment to tax expense to reflect pro forma tax rate (3)	580	(342)	(1,125)	99

Pro forma net income	$10,663	$9,610	$30,956	$25,080

Pro forma diluted income per share	$0.57	$0.52	$1.65	$1.36

Pro forma diluted weighted average shares outstanding	18,720	18,459	18,720	18,380

(1)

Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, acquisition-related deferred revenue fair value adjustments, stock-based compensation, acquisition and integration costs, net gains or losses from investments, as well as their related tax effects. We also utilized an assumed tax rate of 31% in both 2019 and 2018, which excludes items such as any release of reserves for uncertain tax positions established in prior years, the settlement of prior year tax audits, and the effect of any adjustments related to the filing of prior year tax returns. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

(2)	The tax effect of adjusting items is based on the accounting treatment and rate for the jurisdiction of each item.
(3)	To compute pro forma net income, we apply a pro forma effective tax rate of 31%.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	December 31, 2019	December 31, 2018
Balance sheet data:
Cash and cash equivalents	$67,904	$140,296
Accounts receivable, net	$84,605	$67,318
Deferred revenue	$179,194	$135,332
Debt outstanding	$132,750	$—

	Year Ended December 31,
	2019	2018
Cash flow data:
Net cash provided by operating activities	$48,406	$38,418
Purchases of property and equipment	$(11,890)	$(5,049)
Cash paid for acquisitions	$(237,684)	$(9,250)
Repayments of debt	$(42,250)	$—
Repurchases of common stock	$—	$(9,946)
Dividends paid	$—	$(14,502)

	As of December 31,
	2019	2018
Metrics:
Agreement value	$358,000	$266,300
Client retention	72%	71%
Dollar retention	90%	90%
Enrichment	106%	109%
Number of clients	2,880	2,353

	As of December 31,
	2019	2018
Headcount:
Total headcount	1,795	1,432
Products and advisory services staff	688	559
Sales force	698	528